UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20548

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      CLEAN SYSTEMS TECHNOLOGY GROUP, LTD.

             (Exact name of registrant as specified in its charter)

NEW YORK                                                06-1113228
-----------                                             ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                4 Ashlagan St., P.O. Box 8624, Kiryat Gat, Israel
               (Address of Principal Executive Offices) (Zip Code)

         CONSULTING AGREEMENT - DAVID DAHAN (THE "BUSINESS CONSULTANT")

                            (Full title of the plan)

                      CLEAN SYSTEMS TECHNOLOGY GROUP, LTD.
                          4 ASHLAGAN ST., P.O. BOX 8624
                               KIRYAT GAT, ISRAEL
                           ATTENTION: JACOB LUSTGARTEN
                 CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

                     (Name and address of agent for service)

                               011 972 8 660 2108
          (Telephone number, including area code, of agent for service)

                   Copies of all communications, including all communications sent to the agent for service, should be sent to:

        S. F. OTTENSOSER, ESQ.      WITH A COPY TO:     MEIR ELAZAR, ADV.
GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS           MENA, SHANI, ELAZAR & CO.
     101 EAST 52ND STREET, 9TH FLOOR                   HATEOMIM TOWER 2
        NEW YORK, NEW YORK 10022                     35 JABOTINSKY STREET
        TELEPHONE: (212) 752-9700                   RAMAT GAN 52511 ISRAEL
                                                  TELEPHONE: +972(3)613-6151







                         CALCULATION OF REGISTRATION FEE

                                                 Proposed            Proposed
Title of Securities to       AMOUNT TO        Maximum Offering    Maximum Aggregate      AMOUNT OF
   BE REGISTERED           BE REGISTERED      PRICE PER SHARE     OFFERING PRICE      REGISTRATION FEE
   -------------          ----------------    ---------------     --------------      -----------------
Common Shares             1,790,000 shares        $0.89            $1,593,100            $398.28
Par Value $0.01


     (1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.76 bid; $1.02 ask) of the common shares as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on May 10, 2002.

     (2) Pursuant to a Business Consulting Agreement between CSTI Hi-Tec, Ltd. and David Dahan, dated March 3, 1998, Clean Systems Technology Group, Ltd. issued 1,790,000 common shares to the Business Consultant in consideration for services performed by the Business Consultant for the benefit of CSTI Hi-Tec, Ltd., its subsidiary.

                                EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register 1,790,000 shares of our common stock, par value $0.01, which were issued pursuant to the Consulting Agreement dated March 3, 1998, between our subsidiary CSTI Hi-Tec, Ltd. and the Business Consultant.

Under cover of this Form S-8 is our reoffer prospectus, prepared in accordance with Part I of Form S-3 under the 1933 Act. This reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 1,790,000 "restricted securities" which have been issued pursuant to the Consulting Agreement.

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to David Dahan as specified by the Securities and Exchange Commission Rule 428(b)(1) under the 1933 Act. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

           The date of this prospectus is the 15th day of May, 2002.

                      CLEAN SYSTEMS TECHNOLOGY GROUP, LTD.
                          4 ASHLAGAN ST., P.O. BOX 8624
                               KIRYAT GAT, ISRAEL

                        1,790,000 Shares of Common Stock

The shares of our common stock being registered pursuant to this registration statement are offered by our Business Consultant, David Dahan (the "Business Consultant"). The common shares issued to the Business Consultant may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. We will not receive any proceeds from the sale of any of the common shares by the Business Consultant. David Dahan is a Business Consultant who has acquired the common shares pursuant to a Consulting Agreement (See Exhibit 10.1). We are paying the expenses incurred in registering the common shares.

The 1,790,000 common shares are "restricted securities" under the Securities Act of 1933 because they were issued to the consultant prior to the filing of this registration statement. The reoffer prospectus has been prepared for the purpose of registering the common shares under the Securities Act of 1933 to allow for future sales by the Consultant (the selling shareholder), on a continuous or delayed basis, to the public in accordance with the volume restrictions imposed by Federal Instruction (C) of Form S-8. To our knowledge, the selling shareholder has no arrangement with any brokerage firm for the sale of the 1,790,000 common shares. The selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with the resales of the common shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common shares are traded on the National Association of Securities Dealers Over-the Counter Bulletin Board under the symbol CSTM. As of May 10, 2002, the last reported sale price for of our common shares as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on May 10, 2002 was $1.01.

THE COMMON SHARES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK.SEE "RISK FACTORS" ON PAGE 14 OF THE REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                                TABLE OF CONTENTS

                                                                         Page

    Reoffer Prospectus                                                    5

    Available Information                                                 5

    Incorporation of Documents by Reference                               5

    Business of Clean Systems Technology Group, Ltd.                      7

    Risk Factors                                                         14

    Use of Proceeds                                                      20

    Selling Shareholder                                                  21

    Plan of Distribution                                                 21

    Experts                                                              22

    Legal Matters                                                        22

    Disclosure of Commission Position                                    22

                               REOFFER PROSPECTUS

Available Information

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Clean Systems Technology Group, Ltd. files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus.

We filed the following documents, which are incorporated into this reoffer prospectus by reference:

           1. Our Form 10-KSB Annual Report, filed on April 16, 2002.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO JACOB LUSTGARTEN, CLEAN SYSTEMS TECHNOLOGY GROUP, LTD. 4 ASHLAGAN ST., P.O. BOX 8624, KIRYAT GAT, ISRAEL. OUR TELEPHONE NUMBER AT THAT LOCATION IS 011 972 8 660 2108.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into this reoffer prospectus.

SUMMARY OF RISK FACTORS

An investment in our common stock involves a number of risks which should be carefully considered and evaluated. These risks would include:

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 14 of this reoffer prospectus.

SUMMARY FINANCIAL DATA

The summarized consolidated financial data presented below is derived from and should be read in conjunction with the consolidated financial statements, including the notes to those financial statements which are incorporated by reference from our annual report on Form 10-KSB. As a result of our acquisition of our subsidiary on October 17, 2001, our financial statements are presented as a continuation of our subsidiary's operations. Accordingly, financial information relating to periods prior to the acquisition is that of our subsidiary. All figures below are expressed in thousands.

                                        FOR THE                FOR THE
                                    FISCAL YEAR ENDED      FISCAL YEAR ENDED
                                    DECEMBER 31, 2001      DECEMBER 31, 2000


Revenue                                 $10,601                 $5,661
Net Income for the Period                 2,167                     30
Net Income Per Share -
  basic and diluted                       $0.05                    nil
                                         AS AT
                                  DECEMBER 31, 2001

Working Capital                           $ 193
Total Assets                              4,520
Total Stockholders' Equity                1,662


This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this reoffer prospectus, the terms "we", "us", "our", and "CSTI" mean Clean Systems Technology Group, Ltd. and its subsidiary, CSTI Hi-Tec, Ltd. unless otherwise indicated.

BUSINESS OF CLEAN SYSTEMS TECHNOLOGY GROUP, LTD.

           GENERAL

           We design, engineer, manufacture and install Ultra High Purity systems for transportation of gases and liquids for companies in the processing industries through our operating subsidiary CSTI Hi-Tec, Ltd. We provide our products and services to customers in several countries around the world including Israel, Italy, Germany, India and the Scandanavian countries. We believe that our expertise and hands-on experience in the field of ultra high purity gas and chemical systems for the process industries makes us a leader in this field (See "Business - Competition"). CSTI Hi-Tec, our operating subsidiary, was formed under the laws of the state of Israel in 1995. We are a New York corporation.

           Our principal executive offices are located at 4 Ashlagan St., P.O. Box 8624, Kiryat Gat 82021, Israel, phone number 011 972 8 660 2108 and our website is WWW.CSTIGROUP.COM.

           Our consolidated sales for the fiscal years ended December 31, 2001 and 2000 were $10,601,000 and $5,661,000, respectively, and our consolidated net income was $2,167,000 and $30,000, respectively, during such periods.

           INDUSTRY OVERVIEW

           Gas manufacturing and delivery systems, such as those that we produce, find wide use and application in the optical fibers, metal fabrication, chemicals, pharmaceuticals, semiconductor materials and other industries. Utilizing the gas and chemical delivery and distribution systems that we design and construct, our customers create value through improved product quality, increased productivity and the attainment of efficiency objectives. Our management has extensive expertise in the microelectronics industry, in particular, and has built a strong reputation for providing quality products and installations relating to research and development, production processing, utilities maintenance, gas production and delivery, vacuum systems and cryogenic systems. We believe that we continue to be a major technological innovator in the industrial gases industry and, working with our customers, have increased the use of our industrial gases to support the manufacture and processing of products.

           All industries, which utilize ultra high pure gases and chemicals in their fabrication, require four major gas and chemical delivery systems to handle and deliver the gases and the chemicals from the source to the point of use. See "Business - Products."

           According to Semico Research Corporation, a marketing and engineering research company, the processing markets are forecasted to grow significantly over the next several years. The micro-electronics processing market alone is predicted to grow from $156.4 billion in 2001 to $302.8 billion in 2004.

           THE COMPANY

           We design, engineer, manufacture, install and service ultra high purity systems for transportation of clean gases and liquids from the source, where the gases and liquids are stored, to the point of use for the following processing industries:

           -         Micro-electronics (semi conductors);
           -         Optical fibers;
           -         Pharmaceuticals and Bio-technology; and
           -         Metal Blades.

           We provide our clients with a total solution commencing from the design through engineering, manufacturing and installation, positioning of the process equipment and ending in tests and certification of the delivery systems. This unique total solution provides our clients with gas and chemical quality at the point of use identical to the source from which it has been delivered.

           All of our products are manufactured and tested under strict regulations, and working and quality control procedures that comply with the U.S. government's ISO 9001 standards, with respect to which we have been certified since 1996. All systems, products and installations manufactured by us are produced under the strictest safety procedures.

           Our principal executive offices are located at 4 Ashlagan St., P.O. Box 8624, Kiryat Gat 82021, Israel, phone number 011 972 8 660 2108 and our website is www.cstigroup.com. We are in the process of establishing offices in New York City and Orlando, Florida. Our New York City office will be located at 521 Fifth Avenue, 17th floor, New York, New York 10175, where we intend to provide marketing and sales, public and investor relations and financial and banking relations services. Our Orlando, Florida office will be located at 7380 Sand Lake Road, Suite 350, Orlando, Florida 32819-5257, where we intend to provide sales and marketing services. Clean Systems Technology Italia S.r.l is located at 20 Via Felice Casati, Milano Italy 20124. See Item 2. Properties.

           PRODUCTS

           We customize distribution systems for our customers, based on the source, specific gas or chemical being distributed and the required treatment of the gas from the source to the end user. Since the gases and the chemicals are pure and extremely dangerous, these systems must comply with the highest levels of safety and quality.

           Our product lines provide a total solution for gas and chemical systems from source to the point of use. We supply our systems as shelf products and modifies them to be custom tailored to our clients specifications. Each of our products can be used as a stand-alone system for the purpose it was designed or as a total solution when packaged together at the customer's request.

Our products are divided into three main categories:

           - Systems for ultra high purity gases from source to point of use;
           - Pre-manufactured products sub-systems;
           - Systems upgrades.

The following is a description of these categories.

CSTI ULTRA HIGH PURITY SYSTEMS

In the micro-electronics, optical fibers, pharmaceuticals and bio-technology industries and other processing industries utilizing gases and chemicals in their processes, there is a need for gas systems that will handle and deliver gas from source to point of use where the actual manufacturing process takes place. Our product lines provide a total solution for the four major gas and chemical systems from source to the point of use. The gas systems, which "treat" the gas from source to point of use, are divided into the following four categories:

           I)        GAS SYSTEMS AT THE SOURCE:

           This system deals with gas pressure and adapting the pressure at the source to the pressure required for the process. This system is also designed to recognize the level of gas in the source and change over to a substitute source once the initial source is depleted, and simultaneously complying with all safety and quality control procedures.

           II)       DISTRIBUTION SYSTEM:

           A system fed from one gas line and supplying up to eight systems from it. This system is called the Valve Manifold Box (VMB) and is where the main distribution of the gases and chemicals occur and are distributed to different points of use.

           III)      POINT OF USE PANEL:

           This is a system located near the process equipment, which enables the operator to control the flow/non-flow of the gas into the system and control the pressure as well.

           IV)       PROCESS TOOL GAS-BOX:

           The final gas system controls the flow of the gas into the production equipment and regulates the flow and pressure during the process.

           We design and manufacture each of the above systems which treat the gases. In certain instances we supply all four stages to the same client and in other cases, depending on the clients needs and requirements, we supply only part of the system. In most instances, we supply custom made systems adapted to the requirements of the client/process, but in all cases the system is custom tailored to fit our client's design, method, process philosophy and safety accessories specifications.

           When we design a system for a client we do so within the following parameters and guidelines: providing the highest safety of the system; keeping the system at the highest level of quality and purity; making the system conform to the process without compromising safety and quality; insuring the efficacy of the system during normal operation and maintenance, while simultaneously maintaining its safety and quality; and ensuring continuous gas or chemical supply to the process, in particular when more than one point of use is connected to the same source.

           These design parameters are implemented in all of our products. In addition, our component selection, quality assurance and quality control systems, highly trained and experienced personnel performing the production under strict working quality procedures allow us to deliver products and systems that we believe are superior to those of our competitors. See "Competition."

PRE-MANUFACTURED PRODUCTS SUB-SYSTEMS

           We also provide a full line of our pre-manufactured products subsystems to our clients. These products are described as off the shelf products and include bulk systems for non-specialty gases, bulk systems for specialty gases and chemicals, gas distribution panels and cabinets, distribution systems and point of use systems. These products have standard specifications, in contrast to the customized systems that we build. Although the systems are pre-manufactured with standard specifications, the system is custom tailored to fit the client's design, method, process philosophy and safety accessories specifications.

SYSTEMS UPGRADES

           In addition to designing and manufacturing new systems, we upgrade and retrofit existing systems to adapt to new manufacturing processes. Many of our customers are engaged in industries where the life duration of a manufacturing process can be very short. For example, in the opinion of management, the life duration of the manufacturing process in the microelectronics industry tends to be between one and three years because of constant changes in the process as a result of market demands. The cost of process equipment is extremely high, ranging from one to ten million dollars, and therefore it is often uneconomical for a customer to invest in new equipment every 2-3 years. Instead of acquiring new systems, we are capable of upgrading and retrofitting existing systems to adapt to different types of gases fed into the process equipment in accordance with a new process, or we are able to make actual changes in the process equipment.

           Internal upgrading in the process equipment is critical from the client's perspective since this impacts the most basic and essential elements of the equipment. The ability to upgrade the performance of the equipment directly affects the profitability of the client's entire manufacturing process.

           RESEARCH AND DEVELOPMENT

           We plan to launch a new research and development program during fiscal 2002 directed toward developing new and improved methods for the distribution of gases and chemicals and the development of new markets and applications for these gases. We are committed to providing our customers with a complete solution to all of their gas and chemical distribution and delivery needs from the source to the point of use. At the present time our research and development is conducted in Israel at its Kiryat Gat facility. We are in the process of creating new versions of its off the shelf products, which should further minimize the need for custom changes. CSTI plans to invest approximately $1 million in fiscal 2002 on research and development activities mainly for the optical fiber industry and intends to open a research and development facility in Italy.

           During the fiscal years ended December 31, 2001 and 2000 we did not directly expend any funds on research and development activities. Amounts dedicated to research and development have historically been included in the cost of revenue as part of the manufacturing process.

           PATENTS AND TRADEMARKS

           We do not own any patents or trademarks, and we rely on our proprietary information, technological know-how and experience to conduct our business.

           In January 2002, we filed an application in Israel to register the logo of CSTI as a trademark. The application is still pending as of the date hereof.

           COMPETITION

           We compete on the basis of our ability to provide our customers a full turn-key high quality solution at a competitive price. We do not believe that we have any direct competitors who are able to provide such a solution. However, we do experience competition from large international and domestic gas and chemical companies that offer partial solutions to their clients and a total solution through the use of third-party sub-contractors. Our competitors also include installation companies. Substantially all of our competitors have greater financial and/or personnel resources than us.

           Our ability to supply comprehensive solutions to our clients gives us the ability to be competitive in our pricing as compared to many of our competitors that use sub-contractors. Our competitors that use sub-contractors find it difficult to afford their clients attractive prices due to the mark-ups that they must include in their cost. In addition, these competitors often have difficulties guaranteeing the quality of the systems designed by their subcontractors. Our total solution allows us to provide our clients with a "one stop" quality guarantee.

           GAS COMPANIES

           Our main competitors are the large gas supply companies such as British Oxygen Ltd. (BOC) whose business is primarily gas supply and to a lesser extent the installation of gas delivery systems. The portion of gas systems installation revenue, where they compete with us, is estimated to be, in managements opinion, between $200-$500 million annually. These large gas companies occasionally compete with us and in other instances work together and cooperate in providing the services as described below.

           The primary reason that these gas supplies companies deal with the manufacture and installation of gas and chemical systems is because their clients demand that the gas companies be responsible for the systems and in some cases to operate them on a daily basis. In certain instances potential clients require their gas suppliers to be responsible for the quality of the gas at the point of use which requires the supply companies to be involved in the installation of gas systems. The gas supply company may have a contract for installation and in such instance, in effect, becomes our direct competitor. The result is that the gas systems are not the core business nor the highest priority of the gas companies. As such, this provides us with an opportunity to compete in this market because we, unlike the gas supply companies, have significant experience, know how and expertise with respect to understanding the characteristic of the gases and chemicals; constructing the system to fit the gas and chemical character; familiarity with the process itself; and knowing the process demands and the daily routine of operation.

           We design our products in-house and without relying on any outside source. In management's opinion, our unique design, and our ability to customize a client's delivery system and provide a total solution are among the main advantages over our competitors.

           INSTALLATION COMPANIES

           There are numerous companies around the world that specialize in the installation of gas and chemical supply systems. Our largest competitor in the field of installation is Kinetic Inc. Although Kinetic Inc. is one of the largest installation companies in the world, we believe that we have a competitive advantage over Kinetic Inc. based on our total solution, inventive products, technology, expertise and know-how.

           CUSTOMERS

           In general, we are not dependent upon any single customer or several customers. However, in 2001, 71% of our revenues came from Sapio Industries srl for Pirelli and 18% of our revenues came from Hydrogaz Sweden for Starlight-India. (See "Notes to Consolidated Financial Statements-Note 11"). The nature of the our business is that we work on several large contracts at any given time and therefore several customers may comprise a significant portion of our revenues and net income during any fiscal year. Furthermore, once we install a system for our customer, the customer is generally dependent on us for future upgrades of the system.

           We are global enterprise with 95% of our fiscal year 2001 and 40% of our fiscal year 2000 sales outside of Israel (See "Note 11" to the Consolidated Financial Statements of CSTI). We are presently engaged in two major projects in Israel. The first is the extension of FAB 2 of Tower Semiconductors in Migdal Haemek, Israel and the other is being done in conjunction with Baran Industries
(91) Ltd., also an Israeli company.

           Our customers have included Intel, Tower Semiconductor Ltd., Pirelli, Sterlite, Teva Pharmaceutical Industries Ltd., Iscar, BOC, Baran Industries (91) Ltd. and Meissner-Baran Ltd.

           Our international business is subject to risks customarily encountered in foreign operations, including fluctuations in foreign currency exchange rates and controls, import and export controls, and other economic, political and regulatory policies of local governments.

           We conduct our business through our Israeli and Italian subsidiaries and through joint ventures in Scandinavia, Germany and India, and we intend to open offices in New York City and Orlando, Florida in order to enter the U.S. market. We continue to provide our products and services to customers located in several countries around the world. In 1997 we established a wholly-owned subsidiary, Clean Systems Technology Italia S.r.l, located in Milan, Italy, to provide our products and services to the Italian market similar to those provided in the Israeli market. We are also considering establishing a subsidiary in India for concentration on the Asian and Indian markets. See "Company."

           SEASONALITY

           As a design, manufacturing and installation company serving a diverse customer base in different countries around the world, our business is not subject to seasonal fluctuations to any significant extent.

           SUPPLIERS

           We are not dependent upon any one supplier for the raw materials we purchases to manufacture our products.

Employees and Labor Relations

           As of March 31, 2002, we had approximately 145 employees worldwide, all of which are full-time employees, approximately 80% of which are engaged in manufacturing and installation. A detailed breakdown is as follows:

           Management and administrative                9
           Finance                                      2
           Engineering                                  5
           Purchase and Logistic                        7
           Quality Safety Control                       7
           CONTRACT AND INSTALLATION                  115
           -------------------------                  ---
           Total                                      145


           In accordance with Section 25 of the Collective Agreements Law 1997, under Israeli law the Minister of Labor issued in 1983 an Extension Order, which extends provisions of the collective agreement between the Industrialist Union and the Histadrut (the major workers union in Israel). Although there is no direct agreement between us and any workers union, in accordance with that order, we are required to comply with the extended provisions, which relate to certain working and payment conditions to our workers, such as overtime payments and annual holidays. The Extension Order does not apply to employees in executive and managerial positions.

           GOVERNMENTAL REGULATIONS

           Our business operations, in general, are not subject to any specific governmental regulations. However, for information concerning tax benefits granted by the Israeli government to us, see "Tax Status."

           ENVIRONMENT

           We are not significantly affected by the costs of complying with government imposed environmental laws in Israel in connection with the manufacturing of our products. Compliance with environmental legislation in Israel and other parts of the world is the responsibility of our clients. When designing and installing gas and liquid delivery systems, we take these issues into consideration, but the costs are borne by the clients.

           TAX STATUS

           On August 1, 2001, we were granted under Israeli law a status of "Approved Enterprise" in accordance with the Law for the Encouragement of Capital Investments 1959. Under that law, by virtue of an "Approved Enterprise" status, we will be granted various tax benefits as follows:

           1) Tax exemption on part of the income from our approved enterprise for a period of 10 years since we have elected the "alternative benefits" (involving waiver of investment grants). In the event of distribution of cash dividends out of income, which was tax exempt as above, we would have to pay corporate tax at the rate 25% of the amount distributed. In general, Israeli companies are currently subject to Company Tax at the rate of 36.0% of taxable income.

           2) We are entitled to claim accelerated depreciation for five tax years commencing in the first year of operation of each asset, in respect of property and equipment used by the approved enterprise.

           The entitlement to the above benefits are conditional upon our fulfilling the conditions stipulated by the law, regulations published thereunder and the instruments of approval for the specific investments in the approved enterprise. In the event of failure to comply with these conditions, the benefits may be cancelled and we may be required to refund the amount of the benefits, in whole or in part, with the addition of interest.

CONDITIONS IN ISRAEL

           Our main operating subsidiary is incorporated under the laws of the State of Israel, and our principal executive offices and manufacturing and research and development facilities are located in the State of Israel. Accordingly, we are directly affected by political, economic and military conditions in Israel.

           POLITICAL CONDITIONS

           Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. While Israel has entered into peace agreements with both Egypt and Jordan and several other countries have announced their intentions to establish trade and other relations with Israel, Israel has not entered into any peace arrangement with Syria or Lebanon. Moreover, while Israel was in the process of conducting peace negotiations with the Palestinian Authority, since the commencement of the intifada in September 2000, there has been a significant deterioration in the relationship between Israel and the Palestinian Authority and as a result of fighting in Gaza and the West Bank, and terrorist activities being conducted against Israel, the peace process between the parties is no longer being negotiated at the present time. Efforts to resolve the problem have failed to result in an agreeable solution. Continued hostilities between the Palestinian community and Israel and any failure to settle the conflict may have a significant adverse effect on our business. Further deterioration of hostilities into a full-scale conflict might require more widespread military reserve service by some of our employees that may have a material adverse effect on our business.

           All male adult citizens and permanent residents of Israel under the age of 45 are, unless exempt, obligated to perform up to 30 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Many of our officers and employees are currently obligated to perform annual reserve duty. While twe have operated effectively under these requirements since we began operations we cannot assess the full impact of such requirements on our workforce or business if conditions should change and we cannot predict the effect on us of any expansion or reduction of such obligations.

            ECONOMIC CONDITIONS

           Israeli's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has, for these and other reasons, intervened in various sectors of the economy, by utilizing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and foreign currency exchange rates. In 1998, the Israeli currency control regulations were liberalized significantly, as a result of which Israeli residents may deal in foreign currency and non-residents of Israel may purchase and sell Israeli currency and assets. The Israeli government has periodically changed its policies in all these areas. There are currently no Israeli currency control restrictions or remittances of dividends on the ordinary shares or the proceeds from the sale of the shares, however, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time. In addition, Israeli residents are required to file reports pertaining to specific types of actions or transactions.

           The Israeli government's monetary policy contributed to relative price and exchange rate stability in recent years, despite fluctuating rates of economic growth and a high rate of unemployment. There can be no assurance that the Israeli government will be successful in its attempts to keep prices and exchange rates stable. Price and exchange rate instability may have a material adverse effect on us.

           TRADE RELATIONS

           Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a member of the World Trade Organization and is a signatory to the General Agreement on Tariffs and Trade. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australis, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

           Israel and the EEC, known now as the "European Union" concluded a Free Trade Agreement in July 1975 which confers some advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area. The Free Trade Area has eliminated all tariff and some non-tariff barriers on most trade between the two countries. On January 1, 1993, an agreement between Israel and the European Free Trade Association, known as the "EFTA," established a free-trade agreement with the European Union, which includes redefinement of rules of origin and other improvements, such as allowing Israel to become a member of the Research and Technology programs of the European Union. In recent years, Israeli has established commercial and trade relations with a number of other nations, including Russia, China, India, Turkey and other nations in Eastern Europe and Asia.

COMPANY HISTORY

           On October 17, 2001 Entertainment International Ltd. ("ENTI"), a New York corporation whose shares were publicly traded on the NASD's OTC Bulletin Board, through its wholly owned subsidiary ENTI I Acquisition Corp., acquired all of the issued and outstanding shares of CSTI Hi-Tec in exchange for shares of ENTI's unregistered common stock (the "Transaction"). Simultaneously with the closing of the Transaction, ENTI effectuated a one for twenty reverse stock split effective on October 18, 2001 of all of its issued and outstanding stock. Following the closing of the Transaction, the former shareholders of CSTI Hi-Tec acquired control of ENTI. Mr. Jacob Lustgarten, the President of CSTI Hi-Tec became the Chairman and President of ENTI.

           On December 27, 2001, ENTI amended its certificate of incorporation to change its name from Entertainment International Ltd. to Clean Systems Technology Group, Ltd. ("CSTI", "we" or "us"). Our shares of common stock are currently listed on the NASD's OTC Bulletin Board under the symbol "CSTM".

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this reoffer prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

           IF OUR PROPRIETARY INFORMATION IS DISCLOSED TO THIRD PARTIES AND/OR IF TECHNOLOGICAL CHANGES OCCUR OUR OPERATIONS COULD BE ADVERSELY EFFECTED.

           We believe that our business is dependent on our technological and organizational knowledge, practices and procedures, and that our future success is based, in part, on our ability to keep up to date with new technological breakthroughs and incorporate such changes in our products and services. We also have a proprietary interest in certain of our work products' methodologies and know-how. Although we seek to protect our proprietary information by confidentiality agreements with certain employees, we can not assure you that these measures will prevent unauthorized disclosure or use of our technical knowledge, practices or procedures or that others may not independently develop similar knowledge, practices or procedures. Disclosure of our technical knowledge, practices or procedures to competitors could have a material adverse effect on our business and operations, and could adversely effect our ability to secure future contracts.

           OUR REVENUES MAY BE DEPENDENT ON ONE OR A FEW CUSTOMERS AT ANY GIVEN TIME.

           Since we generally work on several large contracts at any one time, our operations could be dependent on one or a few customers at any given time. Any delay by one or more customers of payment for our services could materially adversely effect our operations and our cash flows, and our ability to continue to grow our business.

           HOSTILITIES IN ISRAEL MAY HAVE A SEVERELY DETRIMENTAL EFFECT ON OUR OPERATIONS.

           We conduct our principal operations in Israel and are directly affected by the economic, political, military, social and demographic conditions there. A state of hostility has existed, varying as to degree and intensity, between Israel and the Arab countries and the Palestinian Authority (the "PA"). Israel signed a peace agreement with Egypt in 1979 and with Jordan in 1994. Since 1993, several agreements have been signed between Israel and Palestinian representatives regarding conditions in the West Bank and Gaza. While negotiations have taken place between Israel, its Arab neighbors and the PA to end the state of hostility in the region, it is not possible to predict the outcome of these negotiations and their eventual effect on our business. In September 2000, there was an outbreak of hostilities with Palestinian groups. During the last eighteen months the state of hostility has increased in intensity and the outcome cannot be predicted. Such hostility could cause increased inefficiencies in our operations or could cause us to cease operations completely for a period of time, either of which would have a severely detrimental effect on the results of our operations.

           All male adult citizens and permanent residents of Israel under the age of 48 are obligated, unless exempt, to perform military reserve duty annually. Additionally, all these individuals are subject to being called to active duty at any time under emergency circumstances. Many of our officers and employees are currently obligated to perform annual reserve duty. While we have been able to operate effectively under these requirements since we began operations, we cannot assess the full impact of these requirements on our management, our workforce or our business if hostility continues or worsens in Israel. In addition, we cannot predict the effect on our business in a state of emergency in which large numbers of individuals are called up for active duty.

           WE WILL REQUIRE SUBSTANTIAL FUNDS TO EFFECTUATE OUR BUSINESS PLAN AND WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL.

           We cannot assure you that we will be able to achieve our goals without additional capital or that we will be able to raise additional capital if required. We cannot assure you that we will be able to achieve all of our goals with additional capital. We expect that the proceeds of this offering plus cash flow generated from operations will be sufficient to implement our business plan for at least the 12 months following completion of this offering. However, we may need to raise additional capital if our estimates of revenues, expenses and/or capital expenditures change or prove inaccurate.

           ALTHOUGH WE HAVE HAD NET INCOME IN EACH OF OUR LAST TWO FISCAL YEARS ENDED DECEMBER 31, 2001 AND 2000, WE CAN NOT ASSURE YOU THAT SUCH RESULTS WILL CONTINUE IN THE FUTURE.

           During the years ended December 31, 2001 and 2000, we had net income of approximately $2,167,000 and $30,000, respectively. We can not assure you that we will continue to achieve net income in future periods. If we are unable to achieve net income in future periods, our stock price could decline as a result thereof, and you may lose a portion of your investment.

           THE CONVERSION OF ALL OR A PORITON OF OUR OUTSTANDING CONVERTIBLE NOTES INTO SHARES OF OUR COMMON STOCK AT A DISCOUNT TO MARKET PRICE WOULD DILUTE THE VALUE OF YOUR SHARES, AND THE SUBSEQUENT RESALE OF THESE SHARES COULD HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE.

           In November and December 2001, we issued $240,000 in convertible notes. The notes may be converted at any time before May 15, 2003 by the subscribers for a price equal to $0.875 per share. At May 15, 2003, the notes automatically convert to shares of our common stock at a price equal to $0.875, subject to adjustment. The adjustment entitles the noteholders to receive consideration equal to the original principal amount of the note plus accrued interest at a rate of 8% per annum. The conversion of the convertible notes at a discount to the then current market price will dilute the value of your investment in our shares of common stock. Additionally, the resale of any such shares could have an adverse effect on the market price of our common stock.

           FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD REDUCE THE PRICE OF OUR COMMON STOCK.

           The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market. Likewise, the perception that these sales could occur may result in the decline of the market price of our common stock. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price we deem appropriate.

           THE LOSS OF THE SERVICES OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD SERIOUSLY HARM OUR BUSINESS.

           Our future success depends, in part, on the continued services of our senior management and our ability to retain and motivate our other key employees. The loss of the services of Jacob Lustgarten or any other key employee would have a material adverse effect on our business, results of operations and financial condition. In January 2000, we entered into an employment agreements with Jacob Lustgarten for a period of ten years.

           Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled personnel. Competition for such personnel is intense, and we cannot be certain that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition.

           SINCE OUR SHARES ARE THINLY TRADED AND TRADING ON THE OTC BULLETINABOARD MAY BE SPORADIC BECAUSE IT IS NOT AN EXCHANGE, STOCKHOLDERS MAY HAVE DIFFICULTY RESELLING THEIR SHARES.

           Our common stock is quoted on the OTC Bulletin Board and is thinly traded. In the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of the securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange of the Nasdaq Stock Market, Inc., you may have difficulty reselling any of the shares you purchase from the selling shareholder.

           WE ARE CONTROLLED BY OUR OFFICERS AND DIRECTORS, AND AS SUCH YOU MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

           Our officers and directors beneficially own approximately 60% of our issued and outstanding common stock. Accordingly, our officers and directors will collectively control us and will be able to exercise control over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.

           WE DO NOT EXPECT TO DECLARE OR PAY ANY DIVIDENDS.

           We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the 1,790,000 common shares by the Business Consultant.

SELLING SHAREHOLDER

The following table identifies the selling shareholder and indicates (i) the nature of any material relationship that such selling shareholder has had with us for the past three years, (ii) the number of shares held by the selling shareholder, (iii) the amount to be offered for the selling shareholder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by the selling shareholder after the sale of the shares offered by the selling shareholder pursuant to this offering. The selling shareholder is not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. SEC rules require that we assume that the selling shareholder sells all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholder. As of April 16, 2002, there were 42,766,087 common shares in our capital issued and outstanding.

DAVID DAHAN (THE "BUSINESS CONSULTANT")

Relationship:                                              Consultant
                                                           (since March 3, 1998)
Shares Beneficially Owned Prior to Offering:                 1,790,000
Percentage Beneficially Owned Prior to Offering:             4%
Shares to be Sold:                                           1,790,000
Shares Beneficially Owned After Offering                             0
Percentage Beneficially Owned After Offering:                        0%

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING SHAREHOLDER HAS BEEN OBTAINED FROM THE SELLING SHAREHOLDER. BECAUSE THE SELLING SHAREHOLDER MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ONLY AN ESTIMATE (ASSUMING THE SELLING SHAREHOLDER SELLS ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY THE SELLING SHAREHOLDER AFTER THIS OFFERING. IN ADDITION, THE SELLING SHAREHOLDER MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH HE PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

PLAN OF DISTRIBUTION

           The selling shareholder may sell the 1,790,000 common shares for value from time to time under this reoffer prospectus in one or more transactions on the Over the Counter Bulletin Board, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholder may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling shareholder and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

           The selling shareholder and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by the selling shareholder will be borne by the selling shareholder.

           In addition to any shares sold hereunder, the selling shareholder may, at the same time, sell any shares of common shares, including the shares, owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

           There is no assurance that the selling shareholder will sell all or any portion of the shares offered.

           We will pay all expenses in connection with this offering and we will not receive any proceeds from sales of any shares by the selling shareholder.

EXPERTS

                Our consolidated financial statements (filed April 16, 2002), including the report of Moore Stephens, P. C. and Lion, Orlitzsky & Co. Moore Stephens, Israel, accompanying the financial statements, which is also incorporated into this reoffer prospectus by reference. The consolidated financial statements and accompanying independent auditors' report are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

LEGAL MATTERS

           The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling shareholder by Mena, Shani, Elazar and Co.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF DOCUMENTS BY REFERENCE.


           The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

We filed the following documents, which are incorporated into this registration statement by reference:

1.         Our Form 10-KSB Annual Report, filed on April 16, 2002.

      In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO JACOB LUSTGARTEN, CLEAN SYSTEMS TECHNOLOGY GROUP, LTD. 4 ASHLAGAN ST., P.O. BOX 8624, KIRYAT GAT, ISRAEL. OUR TELEPHONE NUMBER AT THAT LOCATION IS 011 972 8 660 2108. REQUESTS SHOULD BE DIRECTED TO JACOB LUSTGARTEN, CLEAN SYSTEMS TECHNOLOGY GROUP, LTD. 4 ASHLAGAN ST., P.O. BOX 8624, KIRYAT GAT, ISRAEL. OUR TELEPHONE NUMBER AT THAT LOCATION IS 011 972 8 660 2108.

           You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

o          DESCRIPTION OF SECURITIES.

Not applicable.


o          INTERESTS OF NAMED EXPERTS AND COUNSEL.


Not applicable.

o          INDEMNIFICATION OF DIRECTORS AND OFFICERS.


Section 722 of the New York Business Corporation Law, among other things, and subject to certain conditions, authorizes us to indemnify our officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. Our restated certificate of incorporation and by-laws of the Company provide for indemnification of our officers and directors to the fullest extent authorized by law.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by our stockholders;

(b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e) by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to CSTI or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the New York Business Corporation Law.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of the Company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of the Company. The By-Laws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the New York Business Corporation Law; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company under New York law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Company for expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

o          EXEMPTION FROM REGISTRATION CLAIMED.

                 On March 3, 1998, our wholly ownes Israel subsidiary, CSTI Hi-Tec, Ltd. entered into a Business Consulting Agreement with David Dahan, pursuant to which we agreed to pay him a fee, payable in shares of our common stock, since the Company was unable to pay a cash fee at the time that the contract was excuted. The transaction was private in nature and we had reasonable grounds to believe that David Dahan was an accredited investor, capable of evaluating the merits and risks of his investment, bearing the economic risks of the investment and acquired the shares for investment purposes. In Novemeber 2001, we issued the shares relying on Sections 4(2) and 4(6) and Rule 506 of Regulation D of the Securities Act of 1933.

o          EXHIBITS.

5       Opinion of Mena, Shani, Elazar and Co
10.1 Consulting Agreement between CSTI Hi-Tec, Ltd., a wholly owend subsidiary of Clean Systems Technology Group, Ltd. and David Dahan, dated March 3, 1998.
23.1    Consent of Mena, Shani, Elazar and Co (included in Exhibit 5)
23.2 Consent of Independent Auditor (Moore Stephens, P.C. and Lion, Orlitzsky & Co. - Moore Stephens, Israel)
24      Power of Attorney (included in signature page)

ITEM 9.    UNDERTAKINGS.

           (a)    We hereby undertake:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events
                              arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                         (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 15, 2002.

                       CLEAN SYSTEMS TECHNOLOGY GROUP LTD.

                                              By: /S/ JACOB LUSTGARTEN
                                              ------------------------
                                              Jacob Lustgarten, Chairman and CEO

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Heller as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                           TITLE                       DATE


 /S/ JACOB LUSTGARTEN   Chief Executive Officer and
---------------------
     Jacob Lustgarten   Chairman of the Board                      May 15, 2002


 /S/ YONA LEIBOWITZ     Chief Financial Officer                    May 15, 2002
---------------------
     Yona Leibowitz

/S/ MEIR ELAZAR         Secretary and Director                     May 15, 2002
---------------------
    Meir Elazar


                        Director                                   May 15, 2002
---------------------
    Louis J. Pearlman

Exhibits Required by Item 601 of Regulation S-B

Exhibit
Number        Description

5       Opinion of Mena, Shani, Elazar and Co
10.1 Consulting Agreement between CSTI Hi-Tec, Ltd., a wholly owned subsidiary of Clean Systems Technology Group, Ltd. and David Dahan, dated March 3 1998.
23.1    Consent of Mena, Shani, Elazar and Co (included in Exhibit 5)
23.2 Consent of Independent Auditor (Moore Stephens, P.C. and Lion, Orlitzsky & Co. - Moore Stephens, Israel)
24      Power of Attorney (included in signature page)














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